                                                                 EXHIBIT 11
                                                      COMPUTATION OF EARNINGS PER SHARE

                                                      For the Years Ended December 31,

                                                        2004        2005              2006

       Basic:

       Earnings available to common
       Shareholders...........................     $14,756,975      $14,656,410       $20,532,198
                                                   ===========      ===========      ============
       Weighted average common shares
       Outstanding............................       6,863,619        6,736,938         8,729,734

       Basic earnings per common share...          $      2.15      $      2.18       $      2.35
                                                   ===========      ===========      ============
       Diluted:

       Earnings available to common
       Shareholders...........................     $14,756,975      $14,656,410       $20,532,198
                                                   ===========      ===========       ===========
       Weighted average common shares
       Outstanding...........................        6,863,619        6,736,938         8,729,734

       Weighted average common shares
       Equivalents associated with options.            479,260          426,954           365,689

       Total weighted average common
       Shares....................................    7,342,879        7,163,892         9,095,423
                                                   ============       ==========       ==========
       Diluted earnings per common
       Share....................................  $       2.01      $      2.05      $      2.26
                                                  ============      ===========      ============